EMPLOYEE STOCK OWNERSHIP PLAN
OF
DIME COMMUNITY BANCSHARES, INC.
AND CERTAIN AFFILIATES

(As Amended and Restated Effective January 1, 2008)
FOURTH AMENDMENT
1.ARTICLE I – The second sentence of Section 1.3, the definition of "Allocation Compensation" is amended to read as follows:
Notwithstanding anything in this section 1.3 to the contrary, an Employee's Allocation Compensation shall not include any amounts required to be reported to the Internal Revenue Service as wages pursuant to section 6041(a) that are attributable to (i) the exercise of stock options or a disqualifying disposition of incentive stock options by the Employee, (ii) the vesting of, or other recognition of income with respect to, restricted stock awards and (iii) cash awards under any long-term incentive plan of the Employer or any Affiliated Employer.
2.ARTICLE XII -- Section 12.2 is amended to read as follows:

Section 12.2Dividends.
Subject to Article XIX, dividends paid with respect to Shares held under the Plan shall be credited to the Loan Repayment Account, if paid with respect to Financed Shares. Such dividends shall be: (i) applied to the payment of principal and accrued interest with respect to any Share Acquisition Loan, if paid in cash; or (ii) held in the Loan Repayment Account as Financed Shares for release in accordance with section 6.4, if paid in the form of Shares.
Dividends paid with respect to Shares allocated to a person's Share Investment Account shall be credited to such person's Share Investment Account. Cash dividends credited to a person's General Investment Account shall be, at the direction of the Board, either: (i) held in such General Investment Account and invested in accordance with sections 10.2 and 11.3; (ii) distributed immediately to such person; (iii) distributed to such person within 90 days of the close of the Plan Year in which such dividends were paid; or (iv) used to make payments of principal or interest on a Share Acquisition Loan; provided, however, that the Fair Market Value of Financed Shares released from the Loan Repayment Account equals or exceeds the amount of the dividend.
(c)In the sole discretion of the Employer, the Employer may grant Participants the right to elect: (i) to have cash dividends paid on shares of Stock credited to a Participant's Account distributed to the Participant, or (ii) to leave the cash dividends allocated to the Participant's Share Investment Account to be invested in Shares.  Dividends on which such election may be made will be fully vested in the Participant (even if not otherwise vested, absent the ability to make such election).  .  In the event the Employer elects to give Participants the right to determine the treatment of such dividends, the Participant's election shall be made by filing with the Plan Administrator (via online election made through the participant's account) the appropriate direction as provided by the Plan Administrator from time to time and in accordance with such procedures and limitations which the Plan Administrator may from time to time establish; provided, however, that such procedures shall provide a reasonable opportunity to change the election at least annually, may establish a default election if a Participant fails to make an affirmative election within the time established for making elections, may provide that the election is applicable for the Plan Year and cannot be revoked with respect to such Plan Year, shall otherwise be implemented in a manner such that the dividends paid or reinvested will constitute "applicable dividends" which may be deducted under Code Section 404(k).  If the Employer elects to give Participants the right to make an election under this section 12.2(c), such election shall be available to the Participant with respect to dividends paid for the entire Plan Year.

3.ARTICLE XIII --  Section 13.3(a)(i) is amended to read as follows:
The vested portion of the balance credited to a Participant's or a Former Participant's Account shall be distributed to him commencing as of the last Valuation Date to occur in the Plan Year in which the Participant or Former Participant terminates employment with the Employer or attains age 65, whichever is later, unless the Participant or Former Participant elects otherwise pursuant to section 13.3(a)(ii), and the payment, or first in a series of payments, is actually made as soon as administratively feasible following such Valuation Date; provided, however, that required minimum distributions shall be made earlier in accordance with section 13.5.  Notwithstanding any provision to the contrary, (i) if the value of a Participant's or a Former Participant's vested Account balance at the time of any distribution does not exceed $1,000, then such Participant's vested Account shall be distributed, without regard to whether the Participant consents, in a lump sum as soon as administratively feasible after the end of the Plan Year in which employment terminates and (ii) unless a Participant elects to receive a distribution, the Plan Administrator shall transfer accounts of $1,000 or more, but not exceeding $5,000, in a direct rollover to an individual retirement plan designated by the Plan Administrator in accordance with Code Section 401(a)(31)(B) and the regulations promulgated thereunder and without regard to whether the Participant consents to such transfer. All distributions of $5,000 or less that are made pursuant to this section without the Participant's or Former Participant's consent shall be made in cash.
IN WITNESS WHEREOF, this Fourth Amendment has been executed by the undersigned officer of Dime Community Bancshares, Inc., pursuant to authority given by the Board of Directors, effective as of the date indicated below.
DIME COMMUNITY BANCSHARES, INC.

By:______________________________
Name:______________________________
Title:______________________________
Date:_________________________________